Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: September 8, 2005

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Current News
The Company recently announced an order for two additional new Boeing 777-200ER widebody aircraft to support its continuing international expansion. The aircraft are scheduled for delivery in the first quarter 2007. The Boeing Company has agreed to provide backstop financing for the aircraft.

Despite the continued improvement in revenue trends, the Company expects to record a significant loss for 2005 due to record high fuel prices.

Pay and Benefit Reductions: The Company expects to achieve approximately $300 million of savings in 2005 from pay and benefit reductions that have been achieved for most work groups and approximately $418 million of savings on an annualized basis when fully implemented.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $230 million for the third quarter 2005.

Debt and Capital Leases: Debt principal and capital lease payments for the third quarter 2005 are estimated to be approximately $74 million.

2005 Pension Expense and Contributions
Continental estimates its contributions during 2005 to its pension plans, net of estimated pension expense, will be approximately $63 million.  This amount includes non-cash pension expense of approximately $241 million and estimated contributions of approximately $304 million.  To date, the company has contributed $220 million to its pension plans which consists of 12.1 million shares of ExpressJet stock valued at $130 million during the first half of 2005, $50 million of cash in the second quarter of 2005 and an additional $40 million of cash in July 2005.

The $241 million estimated pension expense for 2005 includes the first quarter curtailment charge of $43 million related to the freezing of the pilots' portion of the company's defined benefit pension plan.

Fuel Hedges
Continental does not currently have any fuel hedges.

Income from Affiliates / Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects Income from Affiliates for the third quarter 2005 to be between $20 and $25 million. Also included in this range is approximately $7 million related to the tax-sharing agreement with ExpressJet. For more information regarding this tax-sharing agreement, please see our 2004 Form 10-K/A.

Targeted Cash Balance
Continental anticipates ending the third quarter of 2005 with an unrestricted cash and short-term investments balance between $1.9 and $2.0 billion. Continental expects to end the year 2005 with an unrestricted cash and short-term investments balance of approximately $1.5 billion. These targets do not include any additional financings other than aircraft financings.

Advanced Bookings - Six Week Outlook
Domestic advanced bookings through mid-October are slightly ahead compared to last year at this time. International advanced bookings are running slightly behind the same period last year on a year-over-year ("yoy") capacity increase of approximately 16%. The company is comfortable that the mainline load factor for the third quarter will be flat to up slightly. Continental is seeing a trend toward booking closer to the date of travel, as pricing has made fares closer to the travel date more attractive than in prior periods.

Continental expects mainline Domestic third quarter load factor will be up about 2 points yoy on about 3% more capacity yoy. Domestic mainline yields are expected to see a slight yoy improvement in the third quarter.

For the third quarter, the mainline Transatlantic load factor is expected to be flat to down slightly yoy on a capacity increase of about 15.5% yoy, with solid yoy yield improvements expected.

Mainline Latin load factor for the third quarter is expected to be down 2-3 points yoy on a capacity increase of about 6.5%, with solid yoy yield improvements expected.

Mainline Pacific third quarter load factor is expected to be down about 4 points yoy on a capacity increase of about 31% yoy, mainly attributable to our new EWR-Beijing route. Pacific yields are expected to improve modestly for the third quarter yoy.

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	3.0% 6.5% 15.5% 31.0% 8.7% 18.0% 9.7%	0.7% 4.5% 16.5% 20.5% 6.1% 15.6% 7.1%

For the full year 2006, Continental expects to grow its mainline capacity by approximately
5-7% yoy.

2005 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Regional	81 - 82% 76 - 77%	80 - 81% 74 - 75%

2005 Estimate (cents)
Mainline Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	9.91 - 9.96 - 9.91 - 9.96 2.89 7.02 - 7.07	10.18 - 10.23 0.05 10.13 - 10.18 2.69 7.44 - 7.49

2005 Estimate (cents)
Consolidated Operating Statistics*	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	10.75 - 10.80 - 10.75 - 10.80 3.10 7.65 - 7.70	11.01 - 11.06 0.04 10.97 - 11.02 2.89 8.08 - 8.13

*Consolidated is defined as mainline plus regional.

2005 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	365 Million 80 Million $1.89	1,376 Million 298 Million $1.76

2005 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$234 $187 $97 $83	$932 $726 $391 $330

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2005 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$80 120 35 $235 1 $236

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2005 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $71 Between $38 - $71 Between $18 - $37 Under $18 Net Loss	67.0 67.0 67.0 67.0 67.0	86.3 82.2 77.2 68.4 67.0	$8.6 $4.8 $2.3 -- --

Full Year 2005 Basic Share Count (Millions)

Year-to-Date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $188 Between $98 - $188 Between $48 - $97 Under $48 Net Loss	66.9 66.9 66.9 66.9 66.9	85.4 81.3 76.3 67.5 66.9	$23.1 $12.9 $6.1 -- --

These share counts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,367	$ 2,379	$ 9,144	$ 9,189
Special Items (a)	-	-	(43)	(43)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,367	$ 2,379	$ 9,100	$ 9,145
Aircraft Fuel & Related Taxes	(690)	(690)	(2,422)	(2,422)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 1,677	$ 1,689	$ 6,678	$ 6,723

ASMs (millions)	23,890	23,890	89,820	89,820

Mainline CASM (cents)
CASM-GAAP	9.91	9.96	10.18	10.23
Special Items per ASM (a)	-	-	0.05	0.05
CASM Excluding Special Items - Non-GAAP (b)	9.91	9.96	10.13	10.18
Aircraft Fuel & Related Taxes per ASM	2.89	2.89	2.69	2.69
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.02	7.07	7.44	7.49

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,910	$ 2,924	$ 11,214	$ 11,265
Special Items (a)	-	-	(43)	(43)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,910	$ 2,924	$ 11,171	$ 11,222
Aircraft Fuel & Related Taxes	(840)	(840)	(2,946)	(2,946)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 2,070	$ 2,084	$ 8,225	$ 8,276

ASMs (millions)	27,070	27,070	101,850	101,850

Consolidated CASM (cents)
CASM-GAAP	10.75	10.80	11.01	11.06
Special Items per ASM (a)	-	-	0.04	0.04
CASM Excluding Special Items - Non-GAAP (b)	10.75	10.80	10.97	11.02
Aircraft Fuel & Related Taxes per ASM	3.10	3.10	2.89	2.89
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.65	7.70	8.08	8.13

(a) Special items include a $43 million curtailment charge related to the company's defined benefit pension plan.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.